SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

FORM 8-K

Current Report

Dated October 12, 2011

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On October 12, 2011, Zale Corporation (the “Company”) announced that Thomas A. Haubenstricker has been appointed as the Company’s Senior Vice President, Chief Financial Officer, effective as of October 17, 2011.  Mr. Haubenstricker will report to Matthew W. Appel, the Company’s Chief Administrative Officer.  Prior to Mr. Haubenstricker’s appointment as Chief Financial Officer, Mr. Appel served as Chief Administrative Officer and Chief Financial Officer of the Company.

          Mr. Haubenstricker, age 49, joins the Company from Turnberry Advisors, LLC, where he served as a Managing Director since January 2010.  Prior to Turnberry Advisors, Mr. Haubenstricker spent 24 years at Electronic Data Systems (later acquired by Hewlett-Packard) in various finance and strategy leadership roles, including Co-Chief Financial Officer, Vice President and Chief Financial Officer, EMEA Region, and Vice President, Finance for the combined Hewlett-Packard and EDS Business Services Group.  During his career, Mr. Haubenstricker has led business improvement programs focused on revenue growth, margin expansion and free cash flow generation.  Mr. Haubenstricker holds a B.B.A. degree in Accounting from Central Michigan University and is a Certified Management Accountant.

          Pursuant to the terms of an offer letter between the Company and Mr. Haubenstricker, Mr. Haubenstricker will receive: (1) $415,000 per annum in base compensation; (2) incentive compensation through the Company’s annual bonus program (as it may be amended from time to time), with a target level bonus opportunity of 45% of base salary based on the Company’s performance during the Fall and Spring seasons, weighted 65% for the Fall season  (August 1, 2011 through January 31, 2012) and 35% for the Spring season (February 1, 2012 through July 31, 2012); (3) options to purchase 70,000 shares of common stock at a purchase price equal to the closing price of the Company’s common stock on Mr. Haubenstricker’s first day of employment, subject to four year vesting; (4) 25,000 restricted stock units, subject to three year vesting; and (5) customary benefits, including group life insurance, medical benefits, participation in the Company’s employee savings plan and vacation.  In addition, under the terms of the offer letter, if Mr. Haubenstricker’s employment is terminated by the Company without “cause” (as defined in the offer letter), Mr. Haubenstricker will be entitled to receive severance benefits in an amount equal to one year’s annual base salary.

Item 9.01	Financial Statements and Exhibits.

	10.1	Thomas A. Haubenstricker Offer Letter, dated August 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

		By:	/s/ Matthew W. Appel
Matthew W. Appel
Chief Administrative Officer and
Chief Financial Officer

Date:	October 12, 2011